Preliminary Pricing Supplement ARN-109 (To the Prospectus dated June 18, 2020, the Prospectus Supplement dated June 18, 2020, and the Product Supplement EQUITY ARN-1 dated August 5, 2020)	Subject to Completion Preliminary Pricing Supplement dated November 1, 2021	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	November , 2021 December , 2021 January , 2023
*Subject to change based on the actual date the notes are priced for initial sale to the public (the "pricing date")

Accelerated Return Notes® Linked to the Energy Select Sector Index
▪	Maturity of approximately 14 months
▪	3-to-1 upside exposure to increases in the Index, subject to a capped return of [28.00% to 32.00%]
▪	1-to-1 downside exposure to decreases in the Index, with up to 100% of your principal at risk
▪	All payments occur at maturity and are subject to the credit risk of Credit Suisse AG
▪	No periodic interest payments
▪	In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”.
▪	Limited secondary market liquidity, with no exchange listing
▪	The notes are senior unsecured debt securities and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction

The notes are being issued by Credit Suisse AG (“Credit Suisse”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-8 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement EQUITY ARN-1.

The initial estimated value of the notes as of the pricing date is expected to be between $9.300 and $9.825 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-16 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)	$ 10.000	$
Underwriting discount(1)	$ 0.175	$
Proceeds, before expenses, to Credit Suisse	$ 9.825	$

(1)	For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor's household in this offering, the public offering price and the underwriting discount will be $9.950 per unit and $0.125 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

November     , 2021

Accelerated Return Notes® Linked to the Energy Select Sector Index, due January , 2023

Summary

The Accelerated Return Notes® Linked to the Energy Select Sector Index, due January  , 2023 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction and are not secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Credit Suisse.  The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the Energy Select Sector Index (the “Index”), is greater than its Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Capped Value) are based on the rate we are currently paying to borrow funds through the issuance of market-linked notes (our “internal funding rate”) and the economic terms of certain related hedging arrangements.  Our internal funding rate for market-linked notes is typically lower than a rate reflecting the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit rate”).  This difference in borrowing rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. These costs will be effectively borne by you as an investor in the notes, and will be retained by us and BofAS or any of our respective affiliates in connection with our structuring and offering of the notes. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes.  This range of estimated values reflects terms that are not yet fixed and was determined based on our valuation of the theoretical components of the notes in accordance with our pricing models. These include a theoretical bond component valued using our internal funding rate, and theoretical individual option components valued using mid-market pricing.  You will not have any interest in, or rights to, the theoretical components we use to determine the estimated value of the notes.   The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-16.

Terms of the Notes		Redemption Amount Determination
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch.	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	The Energy Select Sector Index (Bloomberg symbol: “IXE”), a price return index
Starting Value:	The closing level of the Market Measure on the pricing date
Ending Value:	The average of the closing levels of the Market Measure on each calculation day occurring during the Maturity Valuation Period. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-17 of product supplement EQUITY ARN-1.
Participation Rate:	300%
Capped Value:	[$12.80 to $13.20] per unit, which represents a return of [28.00% to 32.00%] over the principal amount. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date.
Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” on page TS-16.
Joint Calculation Agents:	Credit Suisse International and BofA Securities, Inc. (“BofAS”), acting jointly.
Events of Default:

With respect to these notes, the first bullet of the first sentence of “Description of Debt Securities— Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•

a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to the Energy Select Sector Index, due January , 2023

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY ARN-1 dated August 5, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320015312/dp133957_424b2-equity.htm

▪	Prospectus supplement and prospectus dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY ARN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Credit Suisse.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Index will increase moderately from the Starting Value to the Ending Value.

▪	You are willing to risk a loss of principal and return if the Index decreases from the Starting Value to the Ending Value.

▪	You accept that the return on the notes will be capped.

▪	You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪	You are willing to forgo dividends or other benefits of owning the stocks included in the Index.

▪	You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the Index will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek principal repayment or preservation of capital.

▪	You seek an uncapped return on your investment.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to the Energy Select Sector Index, due January , 2023

Hypothetical Payout Profile

The graph below is based on hypothetical numbers and values.

Accelerated Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 300% and a Capped Value of $13.00 per unit (the midpoint of the Capped Value range of [$12.80 to $13.20]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only.
See below table for a further illustration of the range of hypothetical payments at maturity.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value, Capped Value, and term of your investment.

The following table is based on a Starting Value of 100, the Participation Rate of 300% and a hypothetical Capped Value of $13.00 per unit.  It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes.  The following examples do not take into account any tax consequences from investing in the notes.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
60.00	-40.00%	$6.00	-40.00%
70.00	-30.00%	$7.00	-30.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
100.00(1)	0.00%	$10.00	0.00%
103.00	3.00%	$10.90	9.00%
110.00	10.00%	$13.00(2)	30.00%
120.00	20.00%	$13.00	30.00%
130.00	30.00%	$13.00	30.00%
140.00	40.00%	$13.00	30.00%
150.00	50.00%	$13.00	30.00%
160.00	60.00%	$13.00	30.00%

(1)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure.

(2)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to the Energy Select Sector Index, due January , 2023

Redemption Amount Calculation Examples

Example 1
The Ending Value is 80.00, or 80.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	80.00
= $8.00 Redemption Amount per unit

Example 2
The Ending Value is 103.00, or 103.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	103.00
= $10.90 Redemption Amount per unit

Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	130.00
= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $13.00 per unit

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to the Energy Select Sector Index, due January , 2023

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement EQUITY ARN-1 identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

▪	Depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Index.

Issuer-related Risks

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part.

Valuation- and Market-related Risks

▪	The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our proprietary pricing models. These pricing models consider certain factors, such as our internal funding rate on the pricing date, interest rates, volatility and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect. Because our pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by us (even among issuers with similar creditworthiness), our estimated value may not be comparable to estimated values of similar notes of other issuers.

▪	Our internal funding rate for market-linked notes is typically lower than our secondary market credit rates, as further described in “Structuring the Notes” on page TS-16. Because we use our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate is lower than our secondary market credit rates, the initial estimated value of the notes will be greater than if we had used our secondary market credit rates in valuing the notes.

▪	The public offering price you pay for the notes will exceed the initial estimated value. This is due to, among other transaction costs, the inclusion in the public offering price of the underwriting discount and the hedging related charge, as further described in “Structuring the Notes” on page TS-16.

▪	Assuming no change in market conditions or other relevant factors after the pricing date, the market value of your notes may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, the inclusion in the public offering price of the underwriting discount and the hedging related charge and the internal funding rate we used in pricing the notes, as further described in “Structuring the Notes” on page TS-16. These factors, together with customary bid ask spreads, other transaction costs and various credit, market and economic factors over the term of the notes, including changes in the level of the Index, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S, BofAS or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. BofAS has advised us that any repurchases by MLPF&S, BofAS or their affiliates will be made at prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups. If you sell your notes to a dealer other than MLPF&S or BofAS in a secondary market transaction, the dealer may impose its own discount or commission. BofAS has also advised us that, at its discretion and for your benefit, assuming no changes in market conditions from the pricing date, MLPF&S or BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. That higher price reflects costs that were included in the public offering price of the notes, and that higher price may also be initially used for account statements or otherwise. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to the Energy Select Sector Index, due January , 2023

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trading in shares of companies included in the Index), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agents, one of which is our affiliate and one of which is BofAS. We have the right to appoint and remove the calculation agents.

Market Measure-related Risks

▪	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.

▪	You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of companies included in the Index, we, MLPF&S, BofAS and our respective affiliates do not control any company included in the Index, and we have not verified any disclosure made by any other company.

▪	Government regulatory action, including legislative acts and executive orders, could result in material changes to the Index and could negatively affect your return on the notes.

Tax-related Risks

▪	The U.S. federal tax consequences of an investment in the notes are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

Additional Risk Factors

Additional Market Measure-related Risks

The stocks included in the Index are concentrated in one sector.

All of the stocks included in the Index are issued by companies in the energy sector. As a result, the stocks that will determine the performance of the notes are concentrated in one sector. Although an investment in the notes will not give holders any ownership or other direct interests in the stocks underlying the Index, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the energy sector (as described below). Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

A limited number of Index components may affect the Index level and the Index is not necessarily representative of the energy sector.

While the securities included in the Index are common stocks of companies generally considered to be involved in various segments of the energy sector, the securities included in the Index may not follow the price movements of the entire energy sector generally. If the securities included in the Index decline in value, the Index will decline in value even if security prices in the energy sector generally increase in value.

Adverse conditions in the energy sector may reduce the return on the notes.

The issuers of the stocks included in the Index develop and produce, among other things, crude oil and natural gas, and provide, among other things, drilling services and other services related to energy resources production and distribution. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, the stocks of companies in the energy sector are subject to swift price fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the value of the stocks included in the Index and, therefore, the level of the Index and the value of the notes.

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to the Energy Select Sector Index, due January , 2023

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (the “Index sponsor”). The Index sponsor, which licenses the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index sponsor discontinuing publication of the Index are discussed in the section entitled “Description of ARNs—Discontinuance of an Index” beginning on page PS-26 of product supplement EQUITY ARN-1.  None of us, the calculation agents, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

The Index

The Energy Select Sector Index (the “IXE”) is a modified market capitalization-based index. The IXE is intended to track the movements of companies that are components of the S&P 500® Index and are involved in the development or production of energy products. The IXE includes companies from the oil, gas and consumable fuels industry, as well as the energy equipment and services industry.

The IXE is one of the Select Sector Indices. The Select Sector Indices are sub-indices of the S&P 500® Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the combined companies of the eleven Select Sector Indices represent all of the companies in the S&P 500® Index. The industry indices are sub-categories within each Select Sector Index and represent a specific industry segment of the overall Select Sector Index. As of the close of business on September 21, 2018, the Index Sponsor and MSCI, Inc. updated the Global Industry Classification Sector (“GICS”) structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment subindustry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment subindustry (which includes companies previously classified in the Home Entertainment Software subindustry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a subindustry in the Information Technology sector), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The GICS structure changes were effective for the S&P 500® Index as of the open of business on September 24, 2018 to coincide with the September 2018 quarterly rebalancing.

The Index sponsor calculates the Index by reference to the prices of the constituent stocks of the Index without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the Index constituent stocks and received the dividends paid on those stocks.

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

▪	Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500® Index.

▪	The eleven Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to at least one of the Select Sector Indices.

▪	Each constituent stock of the S&P 500® Index is assigned to a Select Sector Index based on its GICS sector. Each Select Sector Index is made up of all the stocks in the applicable GICS sector.

▪	Each Select Sector Index is calculated by the Index Sponsor using a capped market capitalization methodology where single index constituents or defined groups of index constituents are confined to a maximum weight and the excess weight is distributed proportionally among the remaining index constituents. Each Select Sector Index is rebalanced from time to time to re-establish the proper weighting.

▪	For reweighting purposes, each Select Sector Index is rebalanced quarterly after the close of business on the third Friday of March, June September and December using the following procedures: (1) The rebalancing reference date is the second Friday of March, June, September and December; (2) With prices reflected on the rebalancing reference date, and membership, shares outstanding and investable weight factors (as described in the section “Computation of the S&P 500 Index®” below) as of the rebalancing effective date, each company is weighted by float-adjusted market capitalization methodology. Modifications are made as defined below.

(i)	If any Component Stock has a weight greater than 24%, that Component Stock has its float-adjusted market capitalization weight capped at 23%. The 23% weight cap creates a 2% buffer to ensure that no Component Stock exceeds 25% as of the quarter-end diversification requirement date.

(ii)	All excess weight is equally redistributed to all uncapped Component Stocks within the relevant Select Sector Index.

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to the Energy Select Sector Index, due January , 2023
(iii)	After this redistribution, if the float-adjusted market capitalization weight of any other Component Stock(s) then breaches 23%, the process is repeated iteratively until no Component Stocks breaches the 23% weight cap.

(iv)	The sum of the Component Stocks with weights greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.

(v)	If the rule in step (iv) is breached, all the Component Stocks are ranked in descending order of their float-adjusted market capitalization weights and the first Component Stock that causes the 50% limit to be breached has its weight reduced to 4.5%.

(vi)	This excess weight is equally redistributed to all Component Stocks with weights below 4.5%. This process is repeated iteratively until step (iv) is satisfied.

(vii)	Index share amounts are assigned to each Component Stock to arrive at the weights calculated above. Since index shares are assigned based on prices one business day prior to rebalancing, the actual weight of each Component Stock at the rebalancing differs somewhat from these weights due to market movements.

(viii)	If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure conformity with all diversification requirements.

At times, Component Stocks may be represented in the Select Sector Indices by multiple share class lines. Maximum weight capping is based on Component Stock float-adjusted market capitalization, with the weight of multiple class companies allocated proportionally to each share class line based on its float-adjusted market capitalization as of the rebalancing reference date. If no capping is required, both share classes remain in the Select Sector Index at their natural float-adjusted market capitalization.

Each Select Sector Index is calculated using the same methodology utilized by S&P Dow Jones Indices in calculating the S&P 500® Index, using a base-weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

The S&P 500® Index

The S&P 500® Index (the “SPX”) includes a representative sample of 505 leading companies in leading industries of the U.S. economy. The SPX is designed to provide a performance benchmark for the U.S. equity markets. The SPX is calculated based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The “Market Value” of any index stock is the product of the market price per share times the number of the then outstanding shares of such index stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. The Index sponsor chooses companies for inclusion in the SPX with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.

As of August 31, 2021, the 500 companies included in the SPX were divided into eleven Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Information Technology (27.9%); Health Care (13.4%); Consumer Discretionary (11.9%); Communication Services (11.5%); Financials (11.2%); Industrials (8.2%); Consumer Staples (5.8%); Real Estate (2.6%); Materials (2.6%); Utilities (2.5%) and Energy (2.4%). (Sector designations are determined by the Index sponsor using criteria it has selected or developed. Different index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

Calculation of the SPX

The SPX is calculated using a base-weighted aggregate methodology. The SPX is a price return index. The value of the SPX on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the SPX multiplied by the float-adjusted number of shares of such stock included in the SPX, and the denominator of which is the divisor, which is described more fully below.

The SPX is also sometimes called a “base-weighted index” because of its use of a divisor. The “divisor” is a value calculated by the Index sponsor that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date.” The level of the SPX reflects the total market value of all index stocks relative to the index’s base date of 1941-43. The Index sponsor set the base value of the SPX on the base date at 10.

Maintenance of the SPX

In order to keep the SPX comparable over time, the Index sponsor engages in an index maintenance process. The SPX maintenance process involves changing the constituents, adjusting the number of shares used to calculate the SPX, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions.

Divisor Adjustments

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Accelerated Return Notes® Linked to the Energy Select Sector Index, due January , 2023

The two types of adjustments primarily used by the Index sponsor are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the SPX. Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected index stock and consequently of altering the aggregate market value of the index stocks following the event. In order that the level of the SPX not be affected by the altered market value (which could be an increase or decrease) of the affected index stock, the Index sponsor derives a new divisor by dividing the post-event market value of the index stocks by the pre-event index value, which has the effect of reducing the SPX’s post-event value to the pre-event level.

Constituent Changes

Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Constituent changes are generally announced one to five business days prior to the change. Relevant criteria for additions to the SPX that are employed by the Index sponsor include an unadjusted market capitalization of $8.2 billion or more (as of February 20, 2019), adequate liquidity, reasonable price, U.S. domicile, listing on a major exchange, public float of 50% or more, industry sector, financial viability and, for initial public offerings, a seasoning period of six to twelve months. Stocks are deleted from the SPX when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they violate one or more of the inclusion criteria. Companies that experience a trading halt may be retained or deleted in the Index sponsor’s discretion. The Index sponsor evaluates additions and deletions with a view to maintaining Index continuity.

Changes to the Number of Shares of a Constituent

The index maintenance process also involves tracking the changes in the number of shares included for each of the index companies. The timing of adjustments to the number of shares depends on the type of event causing the change, public availability of data, local market practice, and whether the change represents more than 5% of the float-adjusted share count. Changes as a result of mergers or acquisitions are implemented as soon as reasonably possible, regardless of the size of the change to the number of shares. At the Index sponsor’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made at the quarterly share updates as described below.

Changes that result from other corporate actions will be implemented as soon as practicable if the change to the float-adjusted share count is more than 5%. For smaller changes, on the third Friday of the last month in each calendar quarter, the Index sponsor updates the share totals of companies in the SPX as required by any changes in the float-adjusted number of shares outstanding. The Index sponsor implements a share freeze the week leading up to the effective date of the quarterly share count updates. During this frozen period, shares are not changed except for certain corporate action events (merger activity, stock splits, rights offerings and certain share dividend payable events). After the float-adjusted share count totals are updated, the divisor is adjusted to compensate for the net change in the total market value of the SPX. In addition, any changes over 5% in the current common shares outstanding for the index companies are carefully reviewed by the Index sponsor on a weekly basis, and when appropriate, an immediate adjustment is made to the divisor.

In addition, the SPX is float-adjusted, meaning that the share counts used in calculating the SPX reflect only those shares available to investors rather than all of a company’s outstanding shares. To this end, the Index sponsor defines three groups of shareholders whose holdings are presumed to be for control, rather than investment purposes. The groups are:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, or strategic partners or leveraged buyout groups;

•	holdings by government entities, including all levels of government within the United States or foreign countries, except for pension and retirement funds; and

•	holdings by current or former officers and directors of the company, funders of the company, or family trusts of officers, directors or founders. Second, holdings of trusts, foundations, pension funds, employee stock ownership plans or other investment vehicles associated with and controlled by the company.

In the case that any of these control groups hold 5% or more of a company’s stock, the shares of all three groups will be excluded from the float-adjusted share count to be used in Index calculations.

For each stock an Investable Weight Factor (“IWF”) is calculated:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held in one or more of the three groups listed above (subject to the 5% threshold).

Adjustments for Corporate Actions

There are a large range of corporate actions that may affect companies included in the SPX. Certain corporate actions require the Index sponsor to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the SPX from changing as a result of the corporate action. This helps ensure that the movement of the SPX does not reflect the corporate actions of individual companies in the SPX. Several types of corporate actions, and their related adjustments, are listed in the table below.

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Accelerated Return Notes® Linked to the Energy Select Sector Index, due January , 2023
Corporate Action	Share Count Revision Required?	Divisor Adjustment Required?

Stock split	Yes – share count is revised to reflect new count.	No – share count and price changes are off-setting
Change in shares outstanding (secondary issuance, share repurchase and/or share buy-back)	Yes – share count is revised to reflect new count	Yes – divisor adjustment reflects change in market capitalization
Spin-off if spun-off company is not being added to the SPX	No	Yes – divisor adjustment reflects decline in index market value (i.e. value of the spun-off unit)
Spin-off if spun-off company is being added to the SPX and no company is being removed	No	No
Spin-off if spun-off company is being added to the SPX and another company is being removed	No.	Yes – divisor adjustment reflects deletion
Special dividends	No.	Yes – calculation assumes that share price drops by the amount of the dividend; divisor adjustment reflects this change in index market value
Change in IWF	No	Yes – divisor change reflects the change in market value caused by the change to an IWF
Company added to or deleted from the SPX	No.	Yes – divisor is adjusted by the net change in market value
Rights offering	No.	Yes – divisor adjustment reflects increase in market capitalization (calculation assumes that offering is fully subscribed at the set price)

Disruptions due to Exchange Closure

When an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the Index sponsor will calculate the closing level of the SPX based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported for each stock before the exchange closed. In all cases, the prices will be from the primary exchange for each stock in the SPX. If an exchange fails to open due to unforeseen circumstances, the SPX will use the prior day’s closing prices. If all exchanges fail to open, the Index sponsor may determine not to publish the SPX for that day.

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Accelerated Return Notes® Linked to the Energy Select Sector Index, due January , 2023

The following graph shows the daily historical performance of the Index in the period from January 1, 2011 through October 25, 2021.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On October 25, 2021, the closing level of the Index was 616.01.

Historical Performance of the Index

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Index.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by us.  The Index is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us for a fee.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us, MLPF&S, BofAS or the notes.  S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the Index.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes.  There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the

foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index.  It is possible that this trading activity will affect the value of the notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US,

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Accelerated Return Notes® Linked to the Energy Select Sector Index, due January , 2023

MLPF&S, BOFAS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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Accelerated Return Notes® Linked to the Energy Select Sector Index, due January , 2023

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

BofAS has informed us that MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than two business days from the pricing date, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

BofAS has advised us as follows: MLPF&S, BofAS or their affiliates may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. BofAS has informed us that at MLPF&S’s and BofAS’s discretion and for your benefit, assuming no changes in market conditions from the pricing date, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

BofAS has informed us that, as of the date of this term sheet, it expects that if you hold your notes in a BofAS account, the value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do; and that estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. Any such price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Credit Suisse or for any purpose other than that described in the immediately preceding sentence.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

•	the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•	a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•	a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

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Accelerated Return Notes® Linked to the Energy Select Sector Index, due January , 2023

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Index.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us, the internal funding rate we use in pricing market-linked notes is typically lower than a rate reflecting the yield on our conventional debt securities of similar maturity in the secondary market. Because we use our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate is lower than our secondary market credit rates, the initial estimated value of the notes will be higher than if the initial estimated value was based our secondary market credit rates.

Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index.  In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to ARNs” beginning on page PS-6 and “Supplemental Use of Proceeds and Hedging” on page PS-20 of product supplement EQUITY ARN-1.

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Accelerated Return Notes® Linked to the Energy Select Sector Index, due January , 2023

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the notes or instruments that are similar to the notes.  In the opinion of our counsel, Davis Polk & Wardwell LLP, a note should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes.  However, there is uncertainty regarding this treatment.  Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a note, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the notes, and the IRS or a court might not agree with the treatment described herein.  In particular, the IRS could treat the notes as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized, could be materially and adversely affected.  Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance.  In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts.  Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax advisor regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders.  Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity.  Based on the terms of the notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).  However, the final determination regarding the treatment of the notes under Section 871(m) will be made as of the pricing date for the notes and it is possible that the notes will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax advisor regarding the potential application of Section 871(m) to the notes. If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

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Accelerated Return Notes® Linked to the Energy Select Sector Index, due January , 2023

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Accelerated Return Notes® Linked to the Energy Select Sector Index, due January , 2023

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

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